EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 4, 2014, with respect to the consolidated financial statements of Oxford Resource Partners, LP (Predecessor) for the year ended December 31, 2013, included in the Annual Report of Westmoreland Resource Partners, LP on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statements of Westmoreland Resource Partners, LP on Form S-3 (File No. 333-178425) and on Forms S-8 (File No. 333-168454 and File No. 333-194259).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
March 11, 2016